Exhibit 99.2
For Immediate Release

Merger of Chyron and Hego AB Completed, Forming ChyronHego

The Combined Company Creates New Global Powerhouse in Broadcast Graphics Creation, Playout and Real-time Data Visualization

MELVILLE, N.Y. — May 23, 2013 — Chyron Corporation (NASDAQ: CHYR), a leading provider of Graphics as a Service for on-air and digital video applications, today announced that its merger with Hego AB has been finalized, creating ChyronHego Corporation. The companies combined in a cash and stock-for-stock transaction on May 22, 2013. The combined company, headquartered in Melville, N.Y., will continue to trade on the NASDAQ under the symbol "CHYR."

"This is a very exciting day for both companies, as two industry pioneers join forces to create ChyronHego," said Michael Wellesley-Wesley, chief executive officer at ChyronHego. "The merger of Chyron and Hego brings together our two companies to form a global leader in broadcast graphics creation, playout, and real-time data visualization. This is a truly transformative transaction for Chyron and Hego. By uniting the teams and resources of both companies, we will deliver to our customers a highly diverse and compelling broadcast graphics capability. With a seasoned leadership team in place, we look forward to realizing the benefits of this combination quickly and seamlessly while working toward the long-term success of our new organization. We believe that we are well positioned to accelerate earnings growth for our shareholders, enhance our capabilities for customers and multiply opportunities for our employees."

“With this merger, we are looking forward to integrating Hego and Chyron solutions and working together to innovate new products and services,” said Johan Apel, president and chief operating officer at ChyronHego, previously chairman and CEO at Hego AB. “Our objective is to develop powerful, easy-to-use solutions for sports, news and live TV. We expect this merger to take us to a whole new level, especially in North and South America where our sports offerings have been generating significant interest. We’re excited about this combined company and I believe that our customers are the real beneficiaries.”

Under the terms of the agreement, Hego AB shareholders received a total of 12,199,431 shares of Chyron common stock and $1,000 in cash in exchange for all of Hego’s outstanding capital stock. Following the transaction, Hego AB shareholders own approximately 40 percent of the combined company, and Chyron shareholders own approximately 60 percent.

In addition, upon the achievement of certain revenue milestones during 2013, 2014 and/or 2015, Hego’s shareholders will also be entitled to receive additional shares of Chyron common stock such that the total number of shares of Chyron common stock issued in the transaction is equal to 50% of the aggregate shares of Chyron common stock outstanding, including certain outstanding options, after the closing.

About ChyronHego
ChyronHego (NASDAQ: CHYR) is a global leader in broadcast graphics creation, playout and real-time data visualization with a comprehensive range of products and services for live television, news and sports production. ChyronHego’s end-to-end graphics offerings include hosted services for graphics creation and order management, on-air graphics systems, clip servers, social media and second screen applications, channel branding, graphics asset management, virtual and touch graphics, telestration, and 3D player tracking. Headquartered in Melville, N.Y., the company also has offices in the Czech Republic, Denmark, Finland, Germany, Mexico, Norway, Singapore, Slovak Republic, Sweden and the United Kingdom. More information about ChyronHego products and services is available at www.chyronhego.com. Click here for the company’s investor relations information.

Special Note Regarding Forward-looking Statements
This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to:  (i) our expectation that the combination of Chyron and Hego will form a global leader in broadcast graphics creation, playout and real-time data visualization, (ii) our belief that the combination of the two companies is a transformative transaction that will permit us to deliver a highly diverse and compelling broadcast graphics capability to our customers, (iii) our belief that with the combination of the companies, we are well positioned to accelerate earnings growth, enhance our capabilities for customers and multiply opportunities for our employees, and (iv) our expectation that the combination will take us to a whole new level, especially in North and South America, where we believe our sports offerings have been generating significant interest. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: current and future economic conditions that may adversely affect our business and customers; potential fluctuation of our revenues and profitability from period to period which could result in our failure to meet expectations; our ability to integrate the operations of Chyron and Hego successfully and in a timely manner; our ability to maintain adequate levels of working capital; our ability to successfully maintain the level of operating costs; our ability to obtain financing for our future needs should there be a need; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to expand our Axis online graphics creation solution or to develop other new products and services; our ability to generate sales and profits from our Axis online graphics services, workflow and asset management solutions; rapid technological changes and new technologies that could render certain of our products and services to be obsolete; competitors with significantly greater financial resources; introduction of new products and services by competitors; challenges associated with expansion into new markets; failure to stay in compliance with all applicable NASDAQ requirements could result in NASDAQ delisting our common stock; and, other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2012, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time. All information in this press release is as of the date of the release and we undertake no duty to update this information unless required by law.

All trademarks and registered trademarks mentioned herein are the property of their respective owners.

Social Media
Facebook: http://www.facebook.com/chyronhego
LinkedIn: http://www.linkedin.com/company/chyron
Twitter: http://twitter.com/chyronhego
User Forum: http://forum.chyron.com/vbb/index.php
YouTube: http://www.youtube.com/user/chyronmelville

Contact:
Chyron Investor Relations
Tel: (631) 845-2000, press 7
Email: IRelations@chyron.com

Source: ChyronHego

Copyright 2013 Chyron Corporation